Exhibit 99.1

Contact:	IPC Contact:
Nicole Laudenslager	Stephanie Willerton
Austin Lawrence Group	IPC Information Systems, LLC
+1.203.391.3012	+1.212-858-7960
n.laudenslager@austinlawrence.com	stephanie.willerton@ipc.com

IPC Completes Purchase of Gains in Asia Pacific
— IPC Now Provides Network Services Worldwide —

New York, January 6, 2004 — IPC Information Systems, LLC today announced it has acquired Gains International Asia Holdings Limited from GS Capital Partners 2000 and other private equity funds affiliated with Goldman Sachs for a total purchase price of $15.5 million in cash and debt assumption. In April 2003, IPC acquired Gains International (US) Inc. and Gains International (Europe) Limited. With today’s closing of the Gains Asia purchase, IPC now owns and operates its own private global voice and data network.

“The integration of the Gains International business, now IPC Network Services, is a significant milestone in IPC’s strategy to provide the world’s leading financial institutions with a comprehensive solution set specifically designed for the mission-critical trading environment. IPC now links thousands of traders to their partners instantly in more than 80 cities across six continents over our own global network,” said Lance Boxer, chief executive officer of IPC.

IPC Network Services combines the connectivity of a global network with IPC’s trading floor expertise to proactively manage services from desktop to desktop. Financial services firms benefit by having IPC as a single point of contact for the management of trading-specific communications equipment, connectivity and vertical applications.

“We already have witnessed strong customer demand for our Network Services offerings in the second half of 2003. The network is fully built out and profitable. We will continue to enhance our capabilities and plan to announce additional service offerings in early 2004,” Boxer continued.

As a result of the expansion of IPC Network Services in Asia Pacific, IPC now serves more than 450 customers in 15 cities across the region. In Asia, IPC operates direct sales and support offices in Tokyo, Hong Kong, Singapore, Sydney, and Melbourne with 75 employees.

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Gains Asia – Page Two

About IPC
IPC Acquisition Corp. (Bloomberg: IPCACQ), through its wholly owned subsidiary IPC Information Systems LLC, is a leading world specialist in the delivery of integrated multimedia communications solutions for financial trading floors. For 30 years, IPC’s trading systems have been a mainstay on the desktops of 100,000+ traders worldwide. IPC’s extensive portfolio includes the newly released Enterprise feature for its IP-native solutions, the IQMX™ trading desktop and the ICMX™ Intercom module. The Enterprise capability enables practical business continuity planning (BCP) by supporting trading and middle office operations that are geographically removed from the back office and economies of scale by integrating voice trading communications onto the firms’ enterprise IP local area/wide area network (LAN/WAN).

IPC has offices throughout the Americas, Europe, and the Asia Pacific region. For more information, visit www.ipc.com.

Statements made in this news release that state IPC’s or its management’s intentions, beliefs, expectations, or predictions for the future constitute “ forward looking statements” as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC. ©2003 IPC Acquisition Corp. All Rights Reserved. IPC, ICMX, IQMX, are trademarks of IPC. All other trademarks are the property of their respective owners.

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